Exhibit 99.1

NEWS RELEASE

Roan Resources, Inc. Amends Credit Facility and Increases Borrowing Base by $250 Million

OKLAHOMA CITY, September 27, 2018 – Roan Resources, Inc. (OTCQB: ROAN) (“Roan” or the “Company”) today announced that it completed its Fall 2018 Borrowing Base redetermination process for its Credit Facility, maturing in September of 2022. All participating lenders consented to a Borrowing Base increase to $675 million, from $425 million. Additionally, the lender group agreed to amend the pricing grid to a LIBOR spread of 200 to 300 basis points, which is lower by 25 basis points. Also amended were certain reductions to fees relating to undrawn amounts.

“Completing the fall redetermination process is another step highlighting our execution on our 2018 objectives and provides visibility to funding the 2019 development program” said Tony Maranto, Chairman and Chief Executive Officer. “The Borrowing Base has increased substantially from the $200 million level at the origination of the Credit Facility just one year ago, all while maintaining an industry leading credit profile, which we see as a testament to the quality of our asset base.”

About Roan Resources

Roan is an independent oil and natural gas company headquartered in Oklahoma City, OK focused on the development, exploration and acquisition of unconventional oil and natural gas reserves in the Merge, SCOOP and STACK plays of the Anadarko Basin in Oklahoma. For more information, please visit www.RoanResources.com.

Forward-Looking Statements

Statements made in this press release that are not historical facts are “forward-looking statements.” These forward-looking statements are based on certain assumptions and expectations made by the Company, which reflect management’s experience, estimates and perception of historical trends, current conditions and anticipated future developments. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or anticipated in the forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in the Company’s filings with the Securities and Exchange Commission, including its Current Report on Form 8-K, filed September 24, 2018.

Investor Contact:

Alyson Gilbert

Investor Relations Manager

405-896-3767

IR@RoanResources.com